Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Five Star Quality Care, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  December 16, 2016

/s/ William F. Thomas
WILLIAM F. THOMAS

/s/ Robert D. Thomas
ROBERT D. THOMAS

GEMINI PROPERTIES

By:	/s/ William F. Thomas
	Name:	William F. Thomas
	Title:	Partner

By:	/s/ Robert D. Thomas
	Name:	Robert D. Thomas
	Title:	Partner